Exhibit 99.(d)(2)

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 30th day of June, 2009, by and between MORGAN STANLEY INVESTMENT ADVISORS INC., a Delaware corporation (hereinafter referred to as the “Investment Adviser”), and MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED, a company incorporated under the laws of England (hereinafter referred to as the “Local Manager”).

W I T N E S S E T H:

WHEREAS, each investment company, including any portfolio/series thereof, set forth on Schedule A (each, a “Fund” and collectively, the “Funds”), as may be amended from time to time, is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the “Investment Company Act”); and

WHEREAS, the Investment Adviser and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Local Manager is regulated by the Financial Services Authority in the United Kingdom; and

WHEREAS, the Investment Adviser has entered into an investment advisory agreement (the “Advisory Agreement”) with each Fund, pursuant to which the Investment Adviser provides investment advisory services to the Funds; and

WHEREAS, the Investment Adviser entered into an investment sub-advisory agreement with the Local Manager with respect to each Fund, effective as of the effective date set forth in Schedule A (collectively, the “Current Sub-Advisory Agreements”); and

WHEREAS, as of June 30, 2009, the Current Sub-Advisory Agreements are hereby amended and restated to combine the Current Sub-Advisory Agreements into a single Amended and Restated Sub-Advisory Agreement (this “Agreement”) and to make other ministerial changes designed to facilitate the administration of this Agreement; and

WHEREAS, the Local Manager is willing to provide investment advisory services to the Investment Adviser in connection with the operations of each Fund, on the terms and conditions hereinafter set forth and including the terms and conditions contained in the Annex to this Agreement; provided however, that nothing in the Annex to this Agreement shall authorize conduct prohibited under the Investment Company Act or the Advisers Act;

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and the Investment Adviser hereby agree as follows:

ARTICLE I

Duties of the Local Manager

The Investment Adviser hereby employs the Local Manager to act as discretionary investment manager to the Investment Adviser and to furnish the investment management services described below, subject to the broad supervision of the Investment Adviser and the Board of Trustees/Directors of each Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein.  The Investment Adviser and its affiliates shall for all purposes herein be deemed a Professional Client as defined under the rules and guidance promulgated by the Financial Services Authority (hereinafter referred to as the “FSA Rules”).  The Investment Adviser has the right to request to be treated as a retail client.  Classification as a retail client requires the Local Manager to exercise a higher level of protective care under the regulatory system.  However, the Local Manager is not obliged to accept any such request.  The Investment Adviser should be aware that professional clients will not be entitled to certain protections afforded by the FSA Rules to retail clients.  For the avoidance of doubt, the Local Manager will, for purposes of the FSA Rules, only treat the Investment Adviser (but not a Fund) as its customer from both a regulatory and a contractual perspective.  The Local Manager and its affiliates shall for all purposes herein each be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent any Fund in any way or otherwise be deemed an agent of any Fund.

The Local Manager shall have full discretion, power and authority on behalf of each Fund to buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placings of any investments, enter into foreign currency transactions on a spot or forward basis, effect transactions on any markets, take all day to day decisions and otherwise act as the Local Manager judges appropriate in relation to the investment and reinvestment of the portfolio of assets of each Fund. This includes performing all acts and executing all documents which the Local Manager reasonably considers incidental thereto, including (without limitation) power to execute and deliver all applications, requests, or claims for refund, reduction, repayment or credit of, or exemption or relief from, any withholding tax or similar taxes in any jurisdiction in which such applications, requests or claims may be made. Subject to guidelines adopted by each Fund, the Local Manager shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio of assets of each Fund shall be exercised.  All of the foregoing is subject always to the restrictions of the Declaration of Trust or Articles of Incorporation, as applicable, and By-Laws of each Fund, as they may be amended and/or restated from time to time and as provided to the Local Manager by the Investment Adviser, the provisions of the Investment Company Act and the statements relating to each Fund’s investment objective(s), investment policies and investment restrictions as the same are set forth in the then-currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the “Prospectus” and “Statement of Additional Information,” respectively), as well as to the supervision of the Investment Adviser and the Board.

The Local Manager will not hold money on behalf of the Investment Adviser or a Fund, nor will the Local Manager be the registered holder of the registered investments of the Investment Adviser or a Fund or be the custodian of documents or other evidence of title.

The Local Manager may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Local Manager to perform its services under this Agreement.

ARTICLE II

Allocation of Charges and Expenses

The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof.

ARTICLE III

Compensation of the Local Manager

For the services rendered, the facilities furnished and expenses assumed by the Local Manager, the Investment Adviser shall pay to the Local Manager a fee with respect to each Fund in an amount to be determined from time to time by the Investment Adviser and the Local Manager, but in no event in excess of the amount that the Investment Adviser actually received for providing services to each such Fund pursuant to the Advisory Agreement.  The fee currently paid by the Investment Adviser to the Local Manager in respect to each Fund is set forth on Schedule A, as may be amended from time to time.

ARTICLE IV

Limitation of Liability of the Local Manager

No warranty is given by the Local Manager as to the performance or profitability of any Fund or any part thereof.

If a percentage restriction contained in a Fund’s investment objective(s) or investment restrictions (as the same are set forth in the Fund’s then-currently effective Prospectus and Statement of Additional Information) is adhered to at the time of investment, a later change in percentage resulting from a change in values or assets will not constitute a violation of such restriction.

The Local Manager will not be responsible to the Investment Adviser or a Fund for the solvency, actions or omissions of any counterparty, broker, dealer, market-maker, bank, custodian or sub-custodian, with whom it transacts business on the Investment Adviser’s behalf, other than affiliates of the Local Manager.

Nothing in this Agreement will exclude or restrict any liability which the Local Manager has under the Financial Services and Markets Act 2000, FSA Rules or Regulatory System (as defined by FSA Rules) in relation to the Investment Adviser and which may not be excluded or restricted thereunder.

The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of investment advisory services rendered with respect to a Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The exception in the previous sentence shall apply to each limitation of the Local Manager’s liability contained in this Article IV.  As used in this Article IV, the Local Manager shall include any affiliates of the Local Manager performing services for the Local Manager contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.

It is understood and agreed that in furnishing the investment advice and other services as herein provided, the Local Manager shall use its best professional judgment to perform its obligations hereunder which will provide favorable results for each Fund.  The Local Manager shall not be liable to a Fund or to any shareholder of a Fund to any greater degree than the Investment Adviser, and the Investment Adviser shall indemnify and hold the Local Manager harmless against any loss, liability or cost incurred by the Local Manager towards each Fund or to any shareholder of a Fund except to the extent that such loss, liability or cost arises from the Local Manager’s fraud, willful misfeasance, bad faith or gross negligence in the performance of the Local Manager’s duties hereunder.

Each Fund shall be severally (and not jointly) liable for its own fees, costs, expenses and other liabilities attributable to such Fund, and no Fund shall be responsible for any liabilities in connection with any other Fund.

ARTICLE V

Activities of the Local Manager

The services of the Local Manager to the Investment Adviser in connection with the operations of each Fund are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as “affiliates”) being free to render services to others.  It is understood that the Board and any officers, employees and shareholders of a Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in a Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in a Fund as shareholders or otherwise.

ARTICLE VI

Duration and Termination of this Agreement

This Agreement shall become effective with respect to each Fund for an initial period of up to two years from the effective date set forth opposite such Fund’s name on Schedule A hereto, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Fund’s Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Trustees/Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by the Investment Adviser, by the Board of that Fund, or by vote of a majority of the outstanding voting securities of such Fund, or by the Local Manager, on sixty days’ written notice to the other party.  This Agreement shall automatically terminate with respect to a Fund in the event of its assignment or in the event of the termination of the Advisory Agreement of such Fund.  Any termination shall be without prejudice to the completion of transactions already initiated.

ARTICLE VII

Amendments to this Agreement

This Agreement may be amended with respect to a Fund by the parties only if such amendment is specifically approved by (i) the Fund’s Board or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Trustees/Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

ARTICLE VIII

Definitions of Certain Terms

The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

ARTICLE IX

Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

ARTICLE X

Limited Liability

With respect to all Funds that are organized as Massachusetts business trusts, as designated on Schedule A, the Declaration of Trust, together with all amendments thereto establishing each such Fund (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of such Fund refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of such Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of such Fund, but such Fund only shall be liable.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MORGAN STANLEY INVESTMENT ADVISORS INC.

By:	/s/ Randy Takian
Name: Randy Takian
Title: President

MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED

By:	/s/ Andrew Onslow
Name: Andrew Onslow
Title: Director

SCHEDULE A

As of March 29, 2010

All of the Funds referenced below are organized as Massachusetts business trusts unless otherwise indicated.

Name of Fund	Effective Date of Agreement and any amendments entered into prior to June 30, 2009	Fee
Morgan Stanley European Equity Fund Inc.*	Effective Date: 08/11/03 Amendments: 04/25/06

Effective January 1, 2009, the Investment Adviser will pay the Local Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees the Investment Adviser receives from the Fund during such period, after taking into account any fee waivers.

Morgan Stanley Global Dividend Growth Securities	Effective Date: 08/11/03 Amendments: 04/25/06

Effective January 1, 2009, the Investment Adviser will pay the Local Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees the Investment Adviser receives from the Fund during such period, after taking into account any fee waivers.

Morgan Stanley Global Infrastructure Fund	Effective Date: 06/30/08

The Fund may have portfolio managers from one or more sub-advisers and from the Investment Adviser. Effective March 29, 2010, the Investment Adviser will retain 50% of the net advisory fees it receives from the

Fund, after taking into account any fee waivers. The remaining 50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and the Investment Adviser, as may be determined periodically.

Morgan Stanley Health Sciences Trust	Effective Date: 06/30/08

Effective January 1, 2009, the Investment Adviser will pay the Local Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees the Investment Adviser receives from the Fund during such period, after taking into account any fee waivers.

Morgan Stanley International Value Equity Fund	Effective Date: 08/11/03 Amendments: 04/25/06

The Fund may have portfolio managers from one or more sub-advisers and from the Investment Adviser. Effective April 1, 2009, the Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the

Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the “total headcount” of the Fund’s portfolio managers. The “total headcount” is calculated by considering the number of portfolio managers from the Local Manager and each other sub-adviser and the portfolio managers of the Investment Adviser relative to the total number of portfolio managers for the Fund.

Morgan Stanley Select Dimensions Investment Series:

Global Infrastructure Portfolio	Effective Date: 06/30/08

The Fund may have portfolio managers from one or more sub-advisers and from the Investment Adviser. Effective January 1, 2009, the Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and the Investment Adviser, as may be determined periodically.

Morgan Stanley Technology Fund	Effective Date: 11/21/08

Effective January 1, 2009, the Investment Adviser will pay the Local Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees the Investment Adviser receives from the Fund during such period, after taking into account any fee waivers.

Morgan Stanley Variable Investment Series:

European Equity Portfolio	Effective Date: 08/11/03 Amendments: 04/25/06

Effective January 1, 2009, the Investment Adviser will pay the Local Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees the Investment Adviser receives from the Fund during such period, after taking into account any fee waivers.

Global Dividend Growth Portfolio	Effective Date: 08/11/03 Amendments: 04/25/06

Effective January 1, 2009, the Investment Adviser will pay the Local Manager on a monthly basis an aggregate amount equal to 50% of the net advisory fees the Investment Adviser receives from the Fund during such period, after taking into account any fee waivers.

Global Infrastructure Portfolio	Effective Date: 06/30/08

The Fund may have portfolio managers from one or more sub-advisers and from the Investment Adviser. Effective January 1, 2009, the Investment Adviser will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the Investment Adviser, the Local Manager and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Local Manager, each other sub-adviser and the Investment Adviser, as may be determined periodically.

*Organized as a Maryland Corporation.